Exhibit 99

For Immediate Release	For Further Information Contact:
Wednesday, May 4, 2005	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS FIRST QUARTER RESULTS,

20 PERCENT INCREASE IN PRODUCTION;

2005 TARGETS INCREASED

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE:VPI) today announced income from continuing operations before previously announced non-cash unrealized derivative losses (a non-GAAP measure) of $43.4 million, or $0.65 per diluted share, in the first quarter of 2005. This compares to income from continuing operations of $18.4 million, or $0.28 per diluted share, in the same quarter last year. The significant increase was driven by a 20 percent increase in production and significantly higher oil and gas prices. Income from continuing operations (the GAAP measure) in the first quarter of 2005 was $21.2 million, or $0.32 per diluted share, reflecting the previously announced non-cash unrealized derivative losses of $22.2 million after tax, or $0.33 per diluted share.

Net income was $31.9 million, or $0.48 per diluted share, for the first quarter of 2005 compared to $19.1 million, or $0.29 per diluted share, in the year earlier quarter. Included in net income for the first quarter of 2005 is income from discontinued operations of $10.7 million, or $0.16 per diluted share.

Cash flow, a non-GAAP measure, was $103.0 million for the first quarter of 2005, up 58 percent from cash flow of $65.2 million in the first quarter of 2004. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $103.0 million for the first quarter of 2005 and $84.5 million for the same quarter in 2004.

-More-

Production Up 20 Percent

Total production from continuing operations for the quarter of 6.8 million barrels of oil equivalent (BOE) was 20 percent above the comparable 5.6 million BOE in the first quarter of 2004. This increase was driven by a 24 percent increase in oil production and a 12 percent increase in gas production compared to the prior-year quarter.

Argentina oil production, before the impact of changes in inventories, in the first quarter of 2005 averaged 31,379 net barrels of oil per day (BOPD), an increase of 15 percent over the 27,203 net BOPD produced in the comparable quarter of 2004. The prior year’s quarter was negatively impacted by a labor strike reducing first quarter 2004 reported production by approximately 1,800 BOPD. The remaining increase over the prior year’s quarter is a result of the company’s acquisition of properties in the San Jorge basin during September 2004 and additional production resulting from the company’s drilling and workover programs.

Oil production in Yemen made its initial contribution in the second quarter of 2004 and averaged 3,825 net BOPD during the first quarter of 2005, before the impact of changes in inventories. All of the An Nagyah field production is being trucked to a nearby facility for processing and transporting to an export terminal until the company’s planned pipeline is operational. The trucking capacity is approximately 7,500 gross BOPD (3,900 net). An 18-mile (28 km) pipeline to the processing facility is under construction and scheduled to be operational late in the second quarter of 2005 with initial throughput anticipated at 10,000 gross BOPD (5,200 net). A central processing facility with an initial capacity of 10,000 to 12,000 gross BOPD (5,200 to 6,250 net) is scheduled to start up during the third quarter of 2005.

-More-

Total net gas production from continuing operations continued to show strong increases, fueled by U.S. exploitation successes and the December 2004 acquisition of producing properties in the Gulf Coast area of Alabama. Net gas production in the U.S. increased 23 percent from last year’s first quarter to average 85,360 Mcf per day in the first quarter of 2005.

The company estimates that U.S. production for the first quarter of 2005 was reduced by 192 MBbls of oil and 238 MMcf of gas, or 232 MBOE as a result of heavy rains and mudslides in Ventura County, California. Currently, production of approximately 400 BOPD and 950 Mcf per day remains shut in. It is expected this production will be restored by the end of the second quarter.

Commodity Prices and Revenues

Including the impact of derivative financial instruments accounted for as hedges, the company’s realized price for oil from continuing operations increased 18 percent to an average of $33.62 per barrel in the first quarter of 2005, compared with last year’s first quarter average price of $28.54 per barrel. The company’s realized price for gas, including the impact of hedges, increased 27 percent to $4.47 per Mcf compared to $3.51 per Mcf in the first quarter of 2004. As a result of the increases in production and oil and gas prices, oil and gas revenues increased 45 percent to $215.4 million for the first quarter of 2005 from $148.5 million in the same quarter of 2004.

Costs and Expenses

Production costs from continuing operations totaled $6.44 per BOE in the first quarter of 2005, which is one percent higher than the $6.35 per BOE for the previous year’s quarter. During the first quarter of 2005, the company incurred approximately $3.5 million to repair mudslide damage on its properties in Ventura County, California caused by heavy rains early in the quarter. The company expects to spend an additional $4.0 million in total during the second and third quarters of 2005 on these repairs. The prior year’s first quarter included $1.9 million for costs to repair damage resulting from fires in California during late 2003.

-More-

First quarter export taxes in Argentina increased from $6.2 million in 2004 to $13.3 million in 2005 primarily as a result of the increased export tax rates announced in August 2004.

Production, transportation and storage costs combined with production, ad valorem and export taxes (total LOE) increased to $9.99 per BOE in the first quarter of 2005 from $8.72 per BOE in the year-earlier quarter, primarily attributable to the increased export taxes in Argentina.

Exploration costs of $10.3 million for the first quarter of 2005 consisted of $6.3 million of seismic, geological and geophysical costs, $2.6 million of dry hole costs, primarily in Yemen, and $1.4 million of leasehold impairments. This compares to exploration expense for the first quarter of 2004 of $1.2 million, comprised entirely of seismic, geological and geophysical costs.

Interest expense declined 18 percent to $11.6 million in the first quarter of 2005 compared to the first quarter of 2004 primarily due to a 19 percent reduction in average debt outstanding.

Income from discontinued operations of $10.7 million resulted from the reversal of a contingent tax liability established in conjunction with a prior-year asset disposition.

Previously Announced Derivative Losses

The previously announced non-cash unrealized derivative losses of $22.2 million after tax were recorded in the first quarter of 2005 as a result of a substantial increase in oil prices during January and February when most of the company’s oil price swap agreements were accounted for under mark-to-market accounting. As these oil price swap agreements are settled in future periods, the pre tax $36.4 million non-cash charge for unrealized losses (included in non-operating income or expense) will be offset by higher reported oil revenues in those periods than would be reported had this non-cash charge not been recognized in the first quarter. As of March 1, 2005, the company re-designated all of its oil price swap agreements as cash flow hedges and resumed hedge

-More-

accounting for these agreements. Under hedge accounting, the effective portion of the gain or loss on a derivative instrument is reported as a part of “accumulated other comprehensive income” (a component of stockholders’ equity) and reflected as an adjustment to oil and gas sales revenues in the same period during which the hedged volumes are sold.

2005 Cash Flow and EBITDAX Targets Increased

The company is increasing its production target for 2005 from the previously announced 26.4 million BOE to 26.8 million BOE. The increase is due to the company’s success in returning wells shut in by the mudslides in California to production faster than was originally anticipated plus additional gas sales in Argentina and Bolivia as a result of increased market demands.

Due to strong oil prices experienced during the first quarter and the strength of the forward price curve, the company has increased its average NYMEX price assumption for 2005 to $50 per barrel versus the previous assumption of $40 per barrel. The company’s gas price assumption for 2005 remains unchanged at $6.50 per MMBtu. At the increased NYMEX price assumption of $50 per barrel for oil, the company expects the above normal contract differentials recently experienced in Argentina to continue during 2005 and has adjusted its expected net realized prices for oil production as a percent of NYMEX prices during 2005 to be 71 percent versus the previous target of 75 percent.

After considering the impact of the increase in targeted production, assumed NYMEX oil and gas prices, realized price assumptions and the other assumptions enumerated in the accompanying table, “Vintage Petroleum, Inc. and Subsidiaries, Revised 2005 Targets,” the company is increasing its target for 2005 cash flow (as defined in the attached table) by 11 percent to $354 million, which is $34 million higher than the previous target of $320 million. Similarly the revised target for 2005 EBITDAX has been raised by 10 percent, or $46 million, to $486 million from the previous target of $440 million.

-More-

Vintage to Webcast First-Quarter 2005 Conference Call

The company’s first-quarter 2005 teleconference call to review first quarter results will be broadcast live on a listen-only basis over the internet on Thursday, May 5 at 3 p.m. Central Time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. The teleconference may be accessed by dialing 800-362-0571 and providing the call identifier “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until May 10, 2005, by dialing 402-220-1123.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of future production, operating costs, capital spending, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the

-More-

estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Oil, condensate and NGL sales	$165,557	$113,431
Gas sales	49,886	35,068
Sulfur sales	738	473
Gas marketing	18,578	14,772

Total revenues	234,759	163,744

COSTS AND EXPENSES:
Production costs	43,670	35,827
Transportation and storage costs	3,918	1,852
Production and ad valorem taxes	6,884	5,306
Export taxes	13,336	6,206
Exploration costs	10,326	1,236
Gas marketing	17,542	14,071
General and administrative	15,844	14,303
Stock compensation	1,506	3,762
Depreciation, depletion and amortization	33,397	24,086
Impairment of proved oil and gas properties	—	3,915
Accretion	1,747	1,618
Other operating (income) expense	1,017	(4,817)

Total costs and expenses	149,187	107,365

OPERATING INCOME	85,572	56,379

NON-OPERATING (INCOME) EXPENSE:
Interest expense	11,555	14,021
Loss on early extinguishment of debt	—	9,903
Losses on derivative transactions	40,716	4
Gain on disposition of assets	—	(59)
Foreign currency exchange loss	1,266	1,143
Other non-operating income	(431)	(11)

Net non-operating expense	53,106	25,001

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	32,466	31,378

INCOME TAX PROVISION (BENEFIT):
Current	14,404	12,144
Deferred	(3,120)	873

Total income tax provision	11,284	13,017

INCOME FROM CONTINUING OPERATIONS	21,182	18,361

INCOME FROM DISCONTINUED OPERATIONS	10,743	774

NET INCOME	$31,925	$19,135

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
BASIC INCOME PER SHARE:
Income from continuing operations	$0.32	$0.29
Income from discontinued operations	0.16	0.01

Net income	$0.48	$0.30

DILUTED INCOME PER SHARE:
Income from continuing operations	$0.32	$0.28
Income from discontinued operations	0.16	0.01

Net income	$0.48	$0.29

Weighted average common shares outstanding:
Basic	66,139	64,328
Diluted	66,888	65,030

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,925	$19,135
Adjustments to reconcile net income to net cash provided by operating activities -
Income from discontinued operations, net of tax	(10,743)	(774)
Depreciation, depletion and amortization	33,397	24,086
Impairment of proved oil and gas properties	—	3,915
Accretion	1,747	1,618
Dry hole costs, impairments of unproved oil and gas properties and other	8,266	36
Provision (benefit) for deferred income taxes	(3,120)	873
Foreign currency exchange loss	1,266	1,143
Gain on dispositions of assets	—	(59)
Loss on early extinguishment of debt	—	9,903
Stock compensation	1,506	3,762
Losses on derivative activities	40,716	4
Other non-cash charges included in net income	305	372
(Increase) decrease in receivables	1,029	(2,536)
Increase (decrease) in payables and accrued liabilities	(4,976)	18,512
Other working capital changes	1,675	(5,553)

Cash provided by continuing operations	102,993	74,437
Cash provided by discontinued operations	—	10,013

Cash provided by operating activities	102,993	84,450

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures -
Oil and gas properties	(59,752)	(44,649)
Gathering systems and other	(509)	(674)
Payments on non-hedge derivative transactions	(4,349)	—
Other	—	(1,578)

Cash used by investing activities – continuing operations	(64,610)	(46,901)
Cash used by investing activities – discontinued operations	—	(7,379)

Cash used by investing activities	(64,610)	(54,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	5,739	2,446
Purchase of treasury stock	—	(50)
Redemption of 9 3/4% Senior Subordinated Notes due 2009	—	(157,313)
Advances on revolving credit facility and other borrowings	29,200	201,900
Payments on revolving credit facility and other borrowings	(29,200)	(64,000)
Dividends paid	(3,300)	(2,893)
Other	(1,061)	3,385

Cash provided (used) by financing activities	1,378	(16,525)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(174)	(186)

NET INCREASE IN CASH AND CASH EQUIVALENTS	39,587	13,459
CASH AND CASH EQUIVALENTS, beginning of period	124,221	32,264

CASH AND CASH EQUIVALENTS, end of period	$163,808	$45,723

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$163,808	$124,221
Accounts receivable -
Oil and gas sales	110,311	107,870
Joint operations	8,980	12,479
Income taxes receivable	41,203	31,571
Deferred income taxes	27,077	15,364
Prepaids and other current assets	16,494	23,648

Total current assets	367,873	315,153

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,217,325	2,163,176
Oil and gas gathering systems and plants	23,926	23,926
Other	32,441	31,932

	2,273,692	2,219,034

Less: Accumulated depreciation, depletion and amortization	975,072	942,656

Total property, plant and equipment, net	1,298,620	1,276,378

DEFERRED INCOME TAXES	12,118	13,200

OTHER ASSETS, net	42,493	40,161

	$1,721,104	$1,644,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revenue payable	$21,570	$33,740
Accounts payable – trade	53,367	50,775
Current income taxes payable	28,552	23,565
Derivative financial instruments payable	96,311	27,672
Other payables and accrued liabilities	81,071	73,748

Total current liabilities	280,871	209,500

LONG-TERM DEBT	549,950	549,949

DEFERRED INCOME TAXES	69,266	80,383

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	90,445	90,707

OTHER LONG-TERM LIABILITIES	40,402	30,675

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.005 par, 160,000,000 shares authorized, 67,244,034 and 66,541,984 shares issued and 66,713,802 and 66,012,252 shares outstanding, respectively	336	333
Capital in excess of par value	376,465	361,120
Retained earnings	371,306	342,707
Accumulated other comprehensive loss	(46,733)	(13,088)

	701,374	691,072
Less: Treasury stock, at cost, 530,232 and 529,732 shares, respectively	4,319	4,319
Less: Unamortized cost of restricted stock awards	6,885	3,075

Total stockholders’ equity	690,170	683,678

	$1,721,104	$1,644,892

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended March 31,
	2005	2004
PRODUCTION:

Oil (MBbls) -
U.S. (b)	1,464	1,513
Argentina (a) (c)	3,084	2,441
Bolivia (a)	15	20
Yemen (a)	361	—

Continuing operations	4,924	3,974

Canada	—	235

Total	4,924	4,209

Gas (MMcf) -
U.S. (b)	7,683	6,240
Argentina (c)	2,153	2,032
Bolivia	1,331	1,719

Continuing operations	11,167	9,991

Canada	—	3,938

Total	11,167	13,929

MBOE from continuing operations	6,785	5,639

Total MBOE	6,785	6,531

(a)	Oil production (in MBbls) before the impact of changes in inventories:

	Three Months Ended March 31,
	2005	2004
Argentina	2,824	2,475
Bolivia	13	21
Yemen	344	1

(b)	U.S. production for the three months ended March 31, 2005, is estimated to have been reduced as a result of mudslides in Ventura County, California by 192 MBbls of oil and 238 MMcf of gas, or 232 MBOE.
(c)	Argentina production for the three months ended March 31, 2004, is estimated to have been reduced as the result of a labor strike by 165 MBbls of oil and 135 MMcf of gas, or 188 MBOE.

MBbls	- thousand barrels
MMcf	- million cubic feet
MBOE	- thousand barrels of oil equivalent

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Continued)

(Unaudited)

	Three Months Ended March 31,
	2005		2004
Average Sales Price (including impact of hedges):

Oil (per Bbl) -
U.S.	$35.01	(a)	$27.94
Argentina	31.53		28.95
Bolivia	23.14		23.86
Yemen	46.24		—
Continuing operations	33.62	(a)	28.54

Canada	—		27.84

Gas (per Mcf) -
U.S.	$5.99		$4.99
Argentina	0.74		0.49
Bolivia	1.69		1.70
Continuing operations	4.47		3.51

Canada	—		4.68

Average Sales Price (excluding impact of hedges):

Oil (per Bbl) -
U.S.	$42.33		$32.51
Argentina	31.53		28.95
Bolivia	23.14		23.86
Yemen	46.24		—
Continuing operations	35.80		30.28

Canada	—		30.78

Gas (per Mcf) -
U.S.	$5.83		$4.99
Argentina	0.74		0.49
Bolivia	1.69		1.70
Continuing operations	4.36		3.51

Canada	—		4.68

(a)	The average oil sales price per barrel for the U.S. and continuing operations for the three months ended March 31, 2005, does not reflect realized losses of $2.98 and $0.89 per barrel, respectively, which relate to settlements on economic hedges. These losses have been reflected in non-operating expense. Economic hedges are derivative financial instruments, intended to hedge a specific exposure, which did not qualify or ceased to qualify for hedge accounting under SFAS 133.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

REVISED 2005 TARGETS

	Previous 2005 Targets	Revised 2005 Targets(c)
Oil production (MMBbls):
U.S.	5.8	6.0
Argentina	12.3 (e)	12.3 (e)
Bolivia	0.1	0.1
Yemen	1.4	1.4
Total	19.6	19.8

Gas Production (Bcf):
U.S.	28.3	28.3
Argentina	8.0	8.5
Bolivia	4.5	5.0
Total	40.8	41.8

Total MMBOE	26.4	26.8

Assumed NYMEX(a) prices:
Oil	$40.00	$50.00
Gas	$6.50	$6.50

Net realized price (before impact of hedging) as a percent of NYMEX(a) - Total Company:
Oil	75%	71%
Gas	69%	68%

DD&A per BOE (oil and gas only)	$4.65	$4.85
G&A per BOE	$2.35	$2.45

Production, transportation and storage costs per BOE	$7.35	$7.25
Production, ad valorem and export taxes per BOE	2.35	3.05

Total LOE per BOE	$9.70	$10.30

Non-Acquisition Capital Spending Budget (in millions)	$250	$250

Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (d)	$320	$354

EBITDAX (in millions)(b)(d)	$440	$486

MMBbls	– million barrels
Bcf	– billion cubic feet
MMBOE	– million barrels of oil equivalent

(a)	NYMEX
Oil -	Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.
Gas -	Average of the settlement price per MMBtu for the last three trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.
(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, gains/losses on property sales and other non-cash items.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2005 Cash Flow and EBITDAX Targets Increased” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.
(e)	Includes sales volumes of 400,000 barrels for an expected decrease in oil inventories.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

COMMODITY DERIVATIVE STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl
June 30, 2005	1,255,800	36.49
September 30, 2005	1,269,600	35.57
December 31, 2005	1,269,600	34.88

March 31, 2006	427,500	37.39
June 30, 2006	432,250	36.80
September 30, 2006	437,000	36.32
December 31, 2006	437,000	35.93

March 31, 2007	189,000	34.26
June 30, 2007	63,700	39.66
September 30, 2007	64,400	39.38
December 31, 2007	64,400	39.10

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price $ Per MMBtu
June 30, 2005	1,173,900	6.15
September 30, 2005	1,186,800	6.17
December 31, 2005	1,186,800	6.37

March 31, 2006	243,000	6.47
June 30, 2006	245,700	6.47
September 30, 2006	248,400	6.47
December 31, 2006	248,400	6.47

March 31, 2007	225,000	6.00
June 30, 2007	227,500	6.00
September 30, 2007	230,000	6.00
December 31, 2007	230,000	6.00

GAS PRICE COLLARS

MMBtu For April to December 2005	NYMEX Floor Reference Price $ Per MMBtu	NYMEX Cap Reference Price $ Per MMBtu
1,375,000	6.00	6.80
2,750,000	6.00	8.02
1,375,000	6.00	8.73
2,750,000	6.00	9.21

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, all exploration costs and further adjusted for payments on derivative transactions no longer qualifying for hedge accounting which are reflected as investing activities under GAAP. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt and is comparable to targets established by the company. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

EBITDAX is also presented below because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies and is comparable to targets established by the company. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP. The following table reconciles cash provided by operating activities to cash flow and EBITDAX (in thousands):

	Three Months Ended March 31,
	2005	2004
Cash provided by operating activities (GAAP measure)	$102,993	$84,450
Adjustments to remove the impact of:
Cash provided by discontinued operations	—	(10,013)
Changes in working capital items related to operating activities	2,272	(10,423)
Exploration geological and geophysical costs	2,060	1,200
Payments on derivative transactions included in investing activities	(4,349)	—

Cash flow (non-GAAP measure)	102,976	65,214

Current taxes	14,404	12,144
Interest expense	11,555	14,021

EBITDAX (non-GAAP measure)	$128,935	$91,379